Exhibit 4

                         STOCKHOLDERS AGREEMENT

      THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made this 16th day of January, 1997, by and among Robert A. Buschman and Guy Bob Buschman, in their capacities as stockholders, (the "Founders"), Rio Grande, Inc., a Delaware corporation (the "Company"), and the persons and organizations whose signatures appear below (whether one or more, the "Stockholders").

      WHEREAS, pursuant to that certain Preferred Stock Purchase Agreement dated as of January 16, 1997, the Stockholders acquired from the Company shares of its Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and shares of its Series B Preferred Stock, par value $.01 per share ("Series B Preferred Stock") which are convertible into shares of common stock of the Company, par value $.01 per share, as more fully set forth in the Certificate of Designation filed with the Secretary of State of Delaware on January 15, 1997 (such Common Stock, adjusted, hereinafter referred to as, the "Common Stock"); and

      WHEREAS, the Founders are presently the legal or beneficial owner of 2,360,940 shares, collectively, of the outstanding Common Stock of the Company; and

      WHEREAS, the Founders have agreed pursuant to this Agreement, among other things, to grant the Stockholders the opportunity to participate, upon the terms and conditions set forth in this Agreement, in certain subsequent sales of the Common Stock of the Company made by the Founders to induce the Stockholders to make the proposed investment;

      NOW, THEREFORE, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

                                ARTICLE 1
                           Sales by a Founder

      1.1 Notice of Certain Purchase Offers. Prior to January 18, 2002 (unless otherwise terminated pursuant to Section 5.1 hereof), except as set forth in Section 1.5, should either Founder propose to accept one or more bona fide offers (collectively the "Purchase Offer") from any Persons to purchase shares of the Company's Common Stock from the Founder (a "Transferring Founder"), then such Transferring Founder shall promptly notify each Stockholder of the terms and conditions of such Purchase Offer. For purposes hereof, a "Person" means a natural person, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

      1.2 Right to Participate. Each Stockholder shall have the right, exercisable upon written notice to the Transferring Founder within 15 Business Days after the date of receipt of the notice of the Purchase Offer, to participate in the Transferring Founder's sale of Common Stock on the same terms and conditions. A "Business Day" means any day other than Saturday, Sunday or a day on which national banks located in the State of Kansas are authorized to be closed for business. If no Stockholder elects to participate in the Purchase Offer as provided herein, then the Transferring Founder may offer such Common Stock to any Outsider pursuant to the terms of the Purchase Offer. To the extent a Stockholder exercises such right of participation, the number of shares of Common Stock which the Transferring Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced in accordance with the provisions below. The right of participation of each Stockholder shall be subject to the following terms and conditions:

           (a) Each Stockholder may sell all or any part of that number of shares of Common Stock of the Company which it then owns equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of shares of Common Stock of the Company at the time owned by such Stockholder and the denominator of which is the combined number of shares of Common Stock of the Company at the time owned by the Transferring Founder (including shares transferred to Permitted Transferees as hereinafter defined in accordance herewith) and the Stockholders. For purposes of making such computation, each Stockholder shall be deemed to own the number of shares of Common Stock into which all its Series B Preferred Stock is convertible on the date such Stockholder receives the notice of the Purchase Offer.

           (b) Each Stockholder may participate in the sale by delivering to the Transferring Founder for transfer to the purchase offeror one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which such Stockholder elects to sell pursuant to this Section 1.2 not to exceed the number of shares of Common Stock which it may sell as determined in accordance with Section 1.2(a) above; or

                 that number of shares of Series B Preferred Stock which is at such time convertible into the number of shares of Common Stock which such Stockholder elects to sell pursuant to this Section 1.2 not to exceed the number of shares of Common Stock which it may sell as determined in accordance with Section 1.2(a) above; provided, however, that if the purchase offeror objects to the delivery of Series B Preferred Stock in lieu of Common Stock, such Stockholder may convert and deliver Common Stock as provided in subparagraph (b)(i) above.

           (c) If a Stockholder elects not to participate in such a sale and the terms and conditions of such sale thereafter materially change (except with regard to the purchase price, as to which any change shall be deemed material), the Founders must once again give the notice required in
Section 1.1 and allow each such Stockholder the opportunity to participate in such sale.

      1.3 Consummation of Sale. The stock certificate or certificates which the Stockholder delivers to the Transferring Founder pursuant to
Section 1.2 shall be transferred by the Transferring Founder to the purchase offeror in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Section 1.1 notice to the Stockholders, and the Transferring Founder shall promptly thereafter remit to such Stockholder that portion of the sale proceeds to which such Stockholder is entitled by reason of its participation in such sale.

      1.4  Ongoing Rights.       The exercise or non-exercise of the rights
of the Stockholders hereunder to participate in one or more sales of Common Stock made by the Founders shall not adversely affect their rights to participate in subsequent sales of Common Stock by either Founder pursuant to Section 1.1 hereof.

      1.5 Permitted Transfers. The participation rights of the Stockholders and restriction on transfers by the Founders shall not apply
(a) to offers or sales by the Founders or their Permitted Transferees in an underwritten public offering or otherwise pursuant to an effective registration statement, on the facilities of a national securities exchange or in any other recognized public securities market, (b) to any pledge of Common Stock made by a Founder pursuant to a bona fide loan transaction which creates a mere security interest, (c) upon the death of a Founder, to any transfer of Common Stock owned by such Founder on the date of such Founder's death to such Founder's ancestors or descendants or spouse or to a trustee for their benefit or to any charity, (d) to any inter vivos gift of shares to such Founder's ancestors or descendants or spouse or to a trust for the benefit of any of the foregoing, or (ed) to any other bona fide gift (collectively, "Permitted Transfers" and the respective transferees "Permitted Transferee"); provided, however, that (i) such Founder shall inform the Stockholders of any Permitted Transfer involving singly or in the aggregate more than one percent (1%) of the outstanding stock on a fully diluted basis and (ii) to the extent any Person (other than an underwriter in connection with a registered offering) acquires beneficial ownership of Common Stock representing more than 5% of the then outstanding shares of Common Stock on a fully diluted basis as a result of a Permitted Transfer, the transferring Founder will request such Person to furnish the Stockholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to such Founder; provided, to the extent a Founder makes a Permitted Transfer and subsequently re-acquires shares from such Permitted Transferee, those shares shall again become subject to the terms hereof.

      1.6 Restrictions on Transfer On or Before January 18, 2000. Without the prior written consent of the Stockholders, except as otherwise expressly permitted by Sections 1.5(a) - (c)Sections 1.5(a)-(d), neither Founder will sell, assign or otherwise transfer any shares of Common Stock owned by such Founder on or before January 18, 2000; provided, that if the Stockholders consent to a proposed sale, assignment or transfer on or before January 18, 2000 pursuant to this provision, the other provisions of this Agreement will apply to such sale, assignment or transfer.

      1.7  Termination.  The rights of the Stockholders set forth in this
Article 1 shall terminate and have no further force and effect after January 18, 2000, unless earlier terminated in accordance with other provisions hereof.

                                ARTICLE 2
                          Sales by Stockholders

      2.1 During the term hereof and except as set forth in this Article 2, no Stockholder may sell any Series B Preferred Stock which such Stockholder now owns, or which such Stockholder may hereafter acquire, to a person not a party to this Agreement (an "Outsider"), unless such person is an affiliate of such Stockholder, without first offering the Series B Preferred Stock which the Stockholder wishes to transfer to the Company and the Founders pursuant to the procedures set forth in this Article on substantially the same terms as will be offered to the Outsider. If, at the end of the Second Option Period as provided in Section 2.4, the Company or the Founders have not agreed to acquire all of the offered Series B Preferred Stock, then all of such Series B Preferred Stock may be transferred to an Outsider in compliance with Section 2.3.

      2.2 All offers to transfer made pursuant to this Article shall state the proposed purchase price and all other terms applicable to the proposed transfer to the Outsider.

      2.3 Any transfer to an Outsider must be effected in accordance with the provisions hereof:

           (a) the transferring Stockholder shall transfer all the Preferred Stock which was offered pursuant to Section 2.1;

           (b) such transfer must be made on substantially the same terms set forth in the offer to the Company and the Founders; and

           (c) such transfer must be made within one hundred (120) days after expiration of the Second Option Period.

      Any proposed transfer of Series B Preferred Stock which does not comply with the provisions of Section 2.3 must be reoffered to the Company and the Founders.

      2.4 Before any Stockholder may transfer or dispose of all or any of such Stockholder's Series B Preferred Stock in a transaction subject to the provisions of this Article, such Stockholder must first offer such Series B Preferred Stock to the Company and, if the Company refuses such offer, then to the Founders pro rata, according to their then existing Common Stock ownership interests. The offering price shall be equal to or less than the purchase price, and otherwise on substantially the same terms, proposed to be offered by such Stockholder to the Outsider. Such offer to the Company shall be held open by such Stockholder for a period of ten (10) days from the date of such offer, which period shall be known as the "First Option Period" and such offer to the Founders shall be held open by such Stockholder for a period of ten (10) days from the end of the First Option Period, which period shall be known as the "Second Option Period".

      2.5 The Company may, within the First Option Period, accept such offer as to all the Series B Preferred Stock so offered. In the event such offer is not accepted by the Company, then the Founders may, pro rata or otherwise as agreed among said Founders, within the Second Option Period, accept such offer as to all the Series B Preferred Stock so offered. In the event such offer is not accepted by the Company and/or the Founders as to all the Series B Preferred Stock so offered, then the transferring Stockholder may offer such Series B Preferred Stock to any Outsider pursuant to the terms of Section 2.3; provided, if either the Company or the Founders elects not to participate in such a sale and the terms and conditions of such sale thereafter materially change, the transferring Stockholder must once again give the notice required in Section 2.1 and allow the Company and the Founders to exercise their right under this
Article 2.

                                ARTICLE 3
                          Prohibited Transfers

      3.1 Treatment of Prohibited Transfers. In the event a Founder should sell any Common Stock of the Company in contravention of the participation rights of the Stockholders under this Agreement (a "Prohibited Transfer"), the Stockholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 3.2 below, and such Founder (the "Breaching Founder") shall be bound by the applicable provisions of such put option.

      3.2 Put Option. In the event of a Prohibited Transfer, each Stockholder shall have the right to sell to the Breaching Founder a number of shares of Common Stock of the Company (either directly or through delivery of convertible Series B Preferred Stock) equal to the number of shares each Stockholder would have been entitled to transfer to the purchaser in the Prohibited Transfer pursuant to the terms hereof. Such sale shall be made on the following terms and conditions:

           (a) The price per share at which the shares are to be sold to the Breaching Founder shall be equal to the price per share paid by the purchaser to the Breaching Founder in the Prohibited Transfer. Such Breaching Founder shall also reimburse each Stockholder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Stockholder's rights under this Article 3.

           (b) Within 90 days after the later of the date on which the Stockholders (i) received notice from the Breaching Founder of the Prohibited Transfer or (ii) otherwise become aware of the Prohibited Transfer, each Stockholder shall, if exercising the put option created hereby, deliver to such Breaching Founder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

           (c) Such Breaching Founder shall, upon receipt of the certificate or certificates for the shares to be sold by a Stockholder, pursuant to Section 3.2(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 3.2(a), by certified check or bank draft made payable to the order of such Stockholder.


                                ARTICLE 4
                          Legended Certificates

      4.1 Legend. Each certificate representing shares of Series B Preferred Stock of the Company issued to the Stockholders or of the Common Stock of the Company now or hereafter owned by the Founders or issued to any Permitted Transferee permitted assign of the Stockholders Permitted Transferee pursuant to Section 1.5 who agrees to be bound by the restrictions set forth herein shall be endorsed with the following legend:

      "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS
      CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND BETWEEN THE STOCKHOLDERS, THE
      CORPORATION AND CERTAIN HOLDERS OF PREFERRED STOCK OF THE
      CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

      4.2 Legend Removal. The Section 4.1 legend shall be removed (i) upon termination of this Agreement in accordance with the provisions of
Section 5.1; or (ii) in connection with a Permitted Transfer or other sale permitted by terms hereof; provided the Company may request an opinion of counsel reasonably acceptable in form and substance to the Company to the effect that the proposed transfer is permitted pursuant to the terms of this Article and that the shares issued to the transferee are not required to be legended in accordance with the terms hereof.

                                ARTICLE 5
                        Miscellaneous Provisions

      5.1 Termination. This Agreement shall terminate upon the earliest of (i) upon the consummation of an underwritten public offering of the Company's Common Stock registered under the Securities Act of 1933, as amended, which results in aggregate net proceeds to the Company of not less than $20,000,000 at a public offering price of more than $____the Minimum Price (as defined in the Certificate of Designation, Preferences and Rights dated January 15, 1997), per share (appropriately adjusted to reflect any stock split, stock dividend or recapitalization of the Company from the date of this Agreement); (ii) as to any party, upon the death of such party; or (iii) as to the Stockholders, at such time as the Stockholders ceases to own 50,000 shares of Series A Preferred Stock, 50,000 shares of Series B Preferred Stock,; or Common Stock representing in the aggregate more than ten percent (10%) of the outstanding Common Stock of the Company on a fully diluted basis; or (iv) as to either Founder, at such time as said Founder ceases to own Common Stock representing in the aggregate more than ten percent (10%) of the outstanding Common Stock on a fully diluted basis; or (v) upon the expiration of five years from the date hereof (except in regard to Section 5.9).

      5.2 Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified as set forth below such party's signature or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto.

      5.3 Successors and Assigns. Except as otherwise set forth herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives. The participation rights of the Stockholders hereunder are only assignable (i) by each of such Stockholders to any partner, shareholder or affiliate thereof, or (ii) to an assignee or transferee who acquires at least 50,000 shares of Series B Preferred Stock (or shares of Common Stock issuable upon conversion of such Series B Preferred Stock or a combination of such Series B Preferred Stock and Common Stock). As used herein, an "affiliate" of a Stockholder shall mean any Person who controls, is under common control with, or is controlled by such Stockholder.

      5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      5.5 Amendments. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by duly authorized representatives of the parties hereto. Any waiver by a party of its rights hereunder shall be effective only if evidenced by a written instrument executed by a duly authorized representative of such party, provided, however, that holders of a majority of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock may, with the prior written consent of the Founders and the Company, waive, modify or amend on behalf of all Stockholders any provisions hereof. In no event shall such waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

      5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of laws.

      5.7 Other Obligations of Company. The Company agrees to use its best efforts to enforce the terms of this Agreement, to inform the Founders and Stockholders of any breach hereof and to assist the Founders and Stockholders in the exercise of their rights and performance of their obligations under Article 3 hereof.

      5.8 Ownership of Shares. Each Founder represents and warrants, with respect to the shares of Common Stock owned by such Founder, that such Founder is the sole legal and beneficial owner of the shares of Common Stock subject to this Agreement and that no Person has any interest (other than a community property interest) in such shares.

      5.9  Voting Agreement.  (a)      From and after the date on which
shares of Series B Preferred Stock have been converted into shares of Common Stock (the "Trigger Date") and for so long as the Stockholders own in excess of ten percent (10%) of the outstanding shares of Common Stock on a fully diluted basis, the Founders agree to vote all shares of Common Stock owned, or controlled or voted by each of them in favor of any Stockholders' nominees, if any, for the Board of Directors.

           (b) The Founders shall not vote any shares of Common Stock owned or controlled by either of them to remove any of the Stockholders' nominees from the Board without the consent of Stockholders holding a majority of the shares of Series B Preferred Stock and Common Stock issued upon conversion of the Series B Preferred Stock owned by all such Stockholders ("Majority in Interest"). Any vacancy on the Board caused by the death, resignation or removal of any of the Stockholders' nominees shall be filled promptly by another person nominated by the Majority in Interest at a special meeting of the Company's stockholders held for that purpose. The failure of the Stockholders to exercise their rights under this Section 5.9 shall not constitute a waiver of their right to exercise such right in the future.


      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.

                              FOUNDERS:


                              ----------------------------
                              Robert A. Buschman

                              Address:      10101 Reunion Place, Suite 210
                                            San Antonio, Texas 78216



                                    ------------------------------
                                    Guy Bob Buschman

                                    Address:   10101 Reunion Place, Suite 210
                                               San Antonio, Texas  78216


                                    COMPANY:
                                    RIO GRANDE, INC.



                                    ---------------------------
                                    By:
                                    Title:

                                    Address:   10101 Reunion Place
                                               Union Square, Suite 210
                                               San Antonio, TX  78216
                                               Attention:  President



                                    STOCKHOLDER:
                                    KOCH EXPLORATION COMPANY


                                    ----------------------------
                                    By:
                                    Title:

                                    Address:   4111 E. 37th Street North
                                               Wichita, KS  67220
                                               Attention:  Vice President



Consent of Spouse:

      I acknowledge that I have read the foregoing Agreement and that I know its contents, and I agree to be deemed to be a "Founder" for purposes of the foregoing Agreement. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of Common Stock of the Company held of record by either or both of us, including my community property interest in such shares, if any, co-sale rights (as described in the Agreement) must be granted to the Stockholders by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

                                    SPOUSE OF ROBERT A. BUSCHMAN:


                                    --------------------------------
                                    Name:


                                    SPOUSE OF GUY BOB BUSCHMAN:


                                    ---------------------------------
                                    Cindy Buschman